EXHIBIT 99.1

For Immediate Release

CHARMING SHOPPES, INC. ANNOUNCES COMPLETION OF REDEMPTION, CONVERSION OF 4.75% SENIOR CONVERTIBLE NOTES DUE 2012

Bensalem, Pa., June 6, 2007 – Charming Shoppes, Inc. (NASDAQ:  CHRS), announced today the completion of its previously announced redemption of all of its $150 million aggregate principal amount 4.75% Senior Convertible Notes due 2012 (the “2012 Notes”).

Following the April 30, 2007 announcement of the redemption, holders of $149.956 million of the 2012 Notes exercised their right, pursuant to the terms of the 2012 Notes, to convert their notes into 15,145,556 shares of Charming Shoppes, Inc. common stock.  The 2012 Notes were convertible into common stock of Charming Shoppes, Inc. at a conversion price of $9.88 per share.  As provided in the indenture, each $1,000 principal amount of the 2012 Notes was exchangeable for 101.21 shares of Charming Shoppes, Inc. common stock, with fractional shares settled in cash.

Holders of $43,000 aggregate principal amount of the 2012 Notes who did not convert redeemed their 2012 Notes for an aggregate of $44,040.19, or 102.38% per $1,000 principal amount of the 2012 Notes, plus accrued and unpaid interest up to, but excluding, June 4, 2007.

As of June 1, 2007, Charming Shoppes had approximately 113.5 million basic shares of its common stock outstanding.  The shares issued in connection with the conversion of the 2012 Notes have increased Charming Shoppes’ total outstanding basic shares of common stock to approximately 128.6 million shares.  Prior to the conversion and the redemption of the 2012 Notes, Charming Shoppes’ weighted average diluted share count of 139.9 million shares for the quarterly period ended May 5, 2007 included 15.2 million shares related to the 2012 Notes, as required pursuant to SFAS 128, Earnings Per Share. Because the shares issued in connection with the conversion of the 2012 Notes were previously included in Charming Shoppes' diluted share count, the conversion of the 2012 Notes will not result in an increase in Charming Shoppes’ diluted share count.

As previously announced, Charming Shoppes, Inc. issued $250 million aggregate principal amount of 1.125% senior convertible notes due 2014 (the “2014 Notes”) on April 30, 2007, and an additional $25 million aggregate principal amount of 2014 Notes following initial purchasers’ exercise of their over-allotment option on May 11, 2007.  Concurrent with the initial issuance of the 2014 Notes on April 30, 2007, Charming Shoppes had repurchased 10.3 million of its common shares, at a value of approximately $131 million.  The Company has previously stated that it intends to repurchase additional shares valued at approximately $80 - $100 million throughout the remainder of the current fiscal year.  In aggregate, these share repurchases are intended to offset any share dilution related to the conversion of the 2012 Notes.

Charming Shoppes, Inc. operates 2,396 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET™, and PETITE SOPHISTICATE OUTLET™.  Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders:  Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955